Filed by MAF Bancorp, Inc. pursuant to
                                      Rule 425 under the Securities Act of 1933.

                                         Subject Company: Fidelity Bancorp, Inc.
                                                   (Commission File No. 1-12753)

         The merger agreement for MAF Bancorp Inc.'s acquisition of Fidelity Bancorp, Inc. was filed by MAF Bancorp, Inc. as an exhibit to a report on Form 8-K today, December 17, 2002, and the agreement is incorporated by reference into this filing.